EXHIBIT 12
                         J. BAKER, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)



                                                                              Fiscal Years Ended
                                                   --------------------------------------------------------------------------
                                                   January 29,    January 28,     February 3,      February 1,     January 31,
                                                      1994           1995          1996(a)           1997(b)         1998(d)
                                                   ----------     ----------    ------------      -----------    -----------
Historical ratio of earnings to fixed charges

Earnings (loss) from continuing operations
   before taxes and extraordinary item per
   consolidated statements of earnings                $36,424        $36,899       $(64,425)       $(157,274)         $  6,251

Add:
   Portion of rents representative of the
     interest factor                                   15,227         17,593         17,316           16,283            10,775
   Interest on indebtedness including the
     amortization of debt expense and
     detachable warrant value(1)                        8,146          9,735         18,754           19,554            13,497
                                                      -------        -------        -------          -------         ---------

Earnings (loss) before fixed charges,
     as adjusted                                      $59,797        $64,227       $(28,355)       $(121,437)         $ 30,523
                                                       ======         ======        =======         ========           =======

Fixed charges
   Interest on indebtedness including the
     amortization of debt expense and
     detachable warrant value (1)                   $   8,146       $  9,735       $ 18,754         $ 19,554          $ 13,497
                                                     --------        -------        -------          -------         ---------
Rents                                                $ 45,680       $ 52,780       $ 51,948         $ 48,850          $ 32,326
   Portion of rents representative of
     the interest factor (2)                         $ 15,227       $ 17,593       $ 17,316         $ 16,283          $ 10,775
                                                      -------        -------        -------          -------         ---------
   Fixed charges (1) + (2)                           $ 23,373       $ 27,328       $ 36,070         $ 35,837          $ 24,272
                                                      =======        =======        =======          =======          ========

Ratio of earnings to fixed charges                       2.56x          2.35x            -(c)             -(c)            1.26x
                                                         ====        =======     =========        =========           ========


(a) 1996 reflects the impact of restructuring charges of $69,300.
(b) 1997 reflects the impact of restructuring and other non-recurring charges of $122,309. (c) For 1996 and 1997, earnings did not cover fixed charges by $28,355 and $121,437, respectively. (d) 1998 reflects the impact of litigation settlement charges of $3,432.